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                                        Arthur Andersen LLP

                                       33 West Monroe Street
                                       Chicago, IL 60603-5385

July 30, 1999

Ameritech Corporation
30 South Wacker Drive
Chicago, Illinois 60606



Dear Ladies and Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

We have been informed that, as of June 30, 1999, the Company changed its accounting for directory advertising revenues from the deferred method to the as published method. Under the as published method, revenues and expenses are recognized at the time directories are issued rather than over the lives of the directories, as occurs under the deferred method. According to the management of the Company, this change was made to conform to the method generally followed in the industry and by other publishing companies.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

We have not audited the application of this change to the financial statements of any period subsequent to December 31, 1998. Further, we have not examined and do not express any opinion with respect to your financial statements for the three and six months ended June 30, 1999.

Very truly yours,


ARTHUR ANDERSEN LLP

/s/ Arthur Andersen LLP